Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: March 2006

1)	Beginning of the Month Principal Receivables:	$37,913,505,865.49
2)	Beginning of the Month Finance Charge Receivables:	$631,833,630.83
3)	Beginning of the Month AMF Receivables :	$67,936,111.68
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$38,613,275,608.00

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$36,723,008,758.16
16)	End of the Month Finance Charge Receivables:	$576,926,426.14
17)	End of the Month AMF Receivables	$60,615,187.09
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$37,360,550,371.39

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$32,047,005,000.93

22)	End of the Month Seller Percentage	12.73%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: March 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	300,073	$387,337,573.63
	3)	60 - 89 days delinquent	186,565	$263,700,680.66
	4)	90+ days delinquent	422,814	$611,092,990.74

	5)	Total 30+ days delinquent	909,452	$1,262,131,245.03

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.38%

7)	Defaulted Accounts during the Month		160,256	$163,034,110.85

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.16%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: March 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,602,245,763.93	19.69%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,919,140,004.16	18.25%

	3)	Prior Month Billed Finance Charges and Fees	$478,936,445.37
	4)	Amortized AMF Income	$37,994,260.01
	5)	Interchange Collected	$97,209,075.83
	6)	Recoveries of Charged Off Accounts	$80,452,134.07
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$694,591,915.28	21.98%

Capital One Master Trust (AMF COLLECTIONS)
MONTHLY PERIOD: March 2006

1)	Beginning Unamortized AMF Balance			$216,223,943.15
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$26,508,104.50
	4)	- Amortized AMF Income	$37,994,260.01
5)	Ending Unamortized AMF Balance			$204,737,787.64

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables